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EXHIBIT 23.2

     [Mauldin & Jenkins, LLC Letterhead]

CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in this Registration Statement of Main Street Banks, Inc. on Form S-3 of our report, dated January 27, 2000, relating to the consolidated financial statements of Main Street Banks, Inc. (formerly First Sterling Banks, Inc.) and subsidiaries for the two years ended December 31, 1999, prior to their restatement for the 2000 pooling of interests with Main Street Banks, Incorporated, included in the Current Report on Form 8-K of Main Street Banks, Inc dated May 14, 2001.

                      /s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
May 29, 2001

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CONSENT OF INDEPENDENT ACCOUNTANTS